Exhibit 99.1

Symbol: BER (TSX V)

News Release	July 27, 2011

BE Resources Inc. Releases Corrected Rare Earth Assay Results from Drilling Program at the Warm Springs Beryllium & Rare Earth Project

BE Resources Inc. (the “Company”) announces that as a result of errors of a typographical nature found in the table of rare earth assay results set out in its news release of July 25, 2011, none of which are material or affect the TREO values, the Company is issuing this further news release to set out the corrected numbers.

The Company also clarified that the amounts in the table and accompanying notes set out in the Company’s news release of July 25, 2011, as corrected below, were calculated by Gerald A. Harron P. Eng. of G.A. Harron & Associates Inc., a qualified person under National Instrument 43-101 who is independent of the Company.

Rare earth element assay results for four drill holes initially announced on July 22, 2011 (DH1, DH2, DH3 and DH19) are set out in the following table.

Drill Hole No.	From (ft)	To (ft)	Interval (ft)	LREO[2] %	HREO[3] %	TREO[4] %
DH1	765	788	23	82.50	17.50	0.69
DH2	843	878	35	82.89	17.11	1.56
DH3	620	678	58	81.84	18.16	0.91
DH3	1157	1255	98	60.31	39.69	1.95
DH3	1265	1297.5	32.5	67.14	32.86	1.89
DH3	1306.5	1564	257.5	75.51	24.49	0.26
DH3	1582	1736	154	75.22	24.78	0.78
DH19	194	295	101	61.46	38.54	0.97
DH19	468	474	6	76.67	23.33	0.09

Notes:

1.Measurement is Imperial
2.LREO includes light rare earth elements (Cerium, Europium, Lanthanum, Neodymium, Praseodymium, Samarium) as oxides. LREO% = LREO%/TREO%. Cerium oxide, Lanthanum oxide and Neodymium oxide represent approximately 90% of the reported values.
3.HREO includes heavy rare earth elements (Gadolinium, Terbium, Dysprosium, Holmium, Erbium, Thulium, Ytterbium, Lutetium, Yttrium) as oxides. HREO% = HREO%/TREO%. Yttrium oxide, Lutetium oxide, Dysprosium oxide, Gadolinium oxide and Ytterbium oxide represent approximately 93% of the reported values.
4. TREO means total rare earth oxides and includes all LREO and HREO. Full assay results are available on the Company’s website at www.beresources.com.

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True widths have not yet been determined in respect of the above results.

The Company is in the process of examining these results more closely with a view to determining next steps. The Company believes that the above rare earth results indicate that additional drilling is warranted to more fully understand the rare earth mineralization. The ability of the Company to conduct further drilling is subject to financing and compliance with permit requirements.

Reference is made to the Company’s news release of July 25, 2011 for the quality assurance/quality control (QA/QC) procedures for its Warm Springs project.

Gerald A. Harron P. Eng. of G.A. Harron & Associates Inc. is the qualified person under National Instrument 43-101 responsible for the calculations of all amounts set out in the table and accompanying notes set out in this news release. David Tognoni, PE, the Company’s President & CEO, is the qualified person under National Instrument 43-101 for the project and is responsible for verification of the data and the balance of this news release. David Tognoni has supervised all aspects of the project including drilling, core sampling and the shipping of samples by personnel from AMEC Earth and Environmental, Inc.

Disclaimer

This new release contains “forward looking information” (as defined in applicable securities legislation) that is based on expectations, estimates and projections as of this date. Examples of forward looking information can be identified by the use of forward looking words such as “believes” and “warranted”. Forward looking information, by its nature, requires us to make assumptions and is subject to significant risks and uncertainties which may give rise to the possibility that our expectations or conclusions will not prove to be accurate and that the assumptions may not be correct. These factors, many of which are beyond our control, include financing risks and business and economic conditions generally. Additional information about these and other factors are located in reports filed with Canadian securities regulators, including the Company’s annual report on Form 10-K for the year ended December 31, 2010. We have no intention to update this forward looking information, except as required by applicable securities laws. This forward looking information should not be relied upon as representing our views as of any date subsequent to this date.

For further information please contact:

David Tognoni
President & CEO
P.O. Box 684
Elephant Butte, New Mexico 87935
Tel: 575-744-4014

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.